EXHIBIT 3.2


                            Certificate of Amendment
                                       of
                          Certificate of Incorporation
                                       of
                              Juniper Features Ltd.


           Under Section 805 of the Business Corporation Law

     Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned, being respectively the President and the Secretary of Juniper Features Ltd., hereby certify as follows:

     FIRST:   The  name  of  the  corporation   isJuniper   Features  Ltd.  (the
"Corporation")

     SECOND: The certificate of incorporation of the Corporation was filed by the Department of State on July 7, 1987.

     THIRD:   The  amendments  to  the  certificate  of   incorporation  of  the
Corporation effected by this certificate of amendment are as follows:

     a.to change the name of the Corporation from Juniper Features Ltd. to Juniper Group, Inc.;

     b.to increase the authorized Shares of the Corporation from 20,875,000 Shares authorized, 20,000,000 of which are Common Stock, $.001 par value, and 875,000 of which are Preferred Stock, $.10 par value, to 300,875,000 Shares, 300,000,000 of which are Common Stock, $.001 par value, and 875,000 of which are Preferred Stock, $.10 par value;

     c.to eliminate preemptive rights of holders of Corporation's capital stock; and d. to require the vote of the holders of 80% of the issued and outstanding shares of Common Stock to approve certain business combinations involving the Corporation and a related person.

     FOURTH: To accomplish the foregoing amendments, the following Articles of the certificate of incorporation of the Corporation are hereby amended to read as follows:

     a. Article First of the certificate of incorporation of the Corporation (relating to the name of the Corporation) is hereby amended to read as follows:

      First: The name of the Corporation is Juniper Group, Inc.

     b. Article Fourth of the certificate of incorporation of the Corporation (relating to the authorized capital stock of the Corporation) is hereby amended to read as follows:

     Fourth: The aggregate number of shares that the Corporation shall have authority to issue is (i) three hundred million (300,000,000) shares of common stock, each of which shall have a par value of $.001, all of which are of the same class, and the aggregate par value of which shall be $300,000.00, and (ii) eight hundred seventy-five thousand (875,000) shares of preferred Stock, each of which shall have a par value of $.10 per share and the aggregate par value of which shall be $87,500.00.

     To accomplish the foregoing amendments, the following Articles of the certificate of incorporation of the Corporation are hereby added to read as follows:

     c. A new Article Seventh (relating to the elimination of preemptive rights of shareholders) is hereby added to the certificate of incorporation to read as follows:

     Seventh: No holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities, or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder. Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the Corporation shall have any preemptive rights in respect of the matters, proceedings, or transactions specified in subparagraphs (1) to (6), inclusive, of paragraph (e) of Section 622 of the Business Corporation Law.

     d. A new Article Eighth ( relating to the requirement of a vote of the holders of 80% of the issued and outstanding shares of Common Stock to approve certain business combinations involving the Corporation and a related person) is hereby added to the certificate of incorporation to read as follows:

     Eighth: The affirmative vote of the holders of not less than 80% of the outstanding shares of "Voting Stock" (as hereinafter defined) of the Corporation shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined); provided, however, that the 80% voting requirement referred to above shall not be applicable if:

     (1)The Board of Directors of the Corporation by a vote of not less than a majority of the directors then holding office: (a) expressly approved in advance the acquisition of outstanding shares of Voting Stock of the Corporation that caused the Related Person (as hereinafter defined) to become a Related Person; or (b) approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person; or

     (2)The Business Combination is solely between the Corporation and another corporation, 100% of the Voting Stock of which is owned, directly or indirectly, by the Corporation.

     For the purposes of this Paragraph:

     (1)The term "Business Combination" shall mean (a) any merger or consolidation of the Corporation or a subsidiary with or into a Related Person; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, of all or any "Substantial Part" (as hereinafter defined) of the assets either of the Corporation (including, without limitation, any voting securities of a subsidiary) or of a subsidiary, to or with a Related Person; (c) the issuance or transfer by the Corporation or a subsidiary (other than by way of a pro rata distribution to all shareholders) of any securities of the Corporation or a subsidiary of the Corporation to a Related Person; (d) any reclassification of securities (including any reverse stock split) or recapitalization by the Corporation, the effect of which would be to increase the voting power (whether or not currently exercisable) of the Related Person; (e) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person; (f) any series or combination of transactions having, directly or indirectly, the same effect as any of the foregoing; and (g) any agreement, contract or other arrangement providing, directly or indirectly, for any of the foregoing.

     (2)The  term  "Related  Person"  shall  mean and  include  any  individual, corporation, partnership or other "person" or "group" of persons or entities (as such terms are used on February 12, 1997 in Rule 13d of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the "Affiliates" and "Associates" (as such terms are defined on February 12, 1997 in Rule 12b-2 of the Exchange Act) of any such individual, corporation, partnership or other person or group of persons, which individually or together is the "Beneficial Owner" (as defined on February 12, 1997 in Rule 13d-3 and Rule 14d-l(b)(4) of the Exchange Act) in the aggregate of 10% or more of the outstanding Voting Stock of the
     Corporation, but the term "Related Person" shall not include the Corporation, any employee benefit plan(s) sponsored by the Corporation, or any person or entity who held such beneficial ownership prior to February 12, 1997.

     (3)Any person or group that has the right to acquire any shares of the Voting Stock of the Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise, shall be deemed a Beneficial Owner for purposes of determining whether such person or group, individually or together with its Affiliates and Associates, is a Related Person.

     (4)The term "Substantial Part" shall mean more than 5% of the recorded value of the total assets of the entity in question as of the end of the fiscal year ending prior to the time the determination is being made or, in the case of Voting Stock of a subsidiary of the Corporation, 10% or more of the outstanding shares of such subsidiary's Voting Stock.

     (5)The term "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, and each reference to a proportion of shares of Voting Stock shall refer to shares having such proportion to the number of shares entitled to be cast.

     (6)The provisions set forth in this Article EIGHTH may not be amended, altered, changed, repealed, or rescinded in any respect unless such action is approved by the affirmative vote of the holders of not less than 80% of all shares of stock of the Corporation entitled to vote in the election of directors.

     FIFTH: The foregoing amendments of the certificate of incorporation of the Corporation were duly authorized by the unanimous written consent of all the members of the Board of Directors of the Corporation, and subsequently were approved by the affirmative vote of a majority of the holders of all of the outstanding shares of the Corporation entitled to vote on said amendments of the certificate of incorporation at a meeting of shareholders.

     IN WITNESS WHEREOF, we have signed this document on this 20th day of February 1997, and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by us and are true and correct.


         /s/ V. Paul Hreljanovic
     V. Paul Hreljanovic
             President



          /s/ Yvonne T. Paultre
     Yvonne T. Paultre
     Secretary